Exhibit 99.1

FOR IMMEDIATE RELEASE

DPAC Completes QuaTech Transaction

GARDEN GROVE, Calif.— Feb. 28, 2006—DPAC Technologies Corp. (OTCBB:DPAC - News) and QuaTech, Inc. today announced the completion of the merger approved on February 23rd at DPAC’s annual shareholders meeting and at QuaTech’s special shareholders meeting. As a result of the merger, QuaTech has now become a wholly-owned subsidiary of DPAC. DPAC issued 64.1 million new shares of common stock to the shareholders of QuaTech in the merger. In addition, DPAC’s $500,000 Bridge Loan from Development Capital Ventures was cancelled in exchange for 4.9 million shares of DPAC common stock. DPAC shares will continue to trade under the symbol DPAC.OB.

In accordance with the terms of the merger agreement, Steve Runkel now becomes the CEO of DPAC and a newly reconstituted Board of Directors has been appointed. Kim Early, DPAC’s former CEO, will serve as the Chairman of the Board of Directors of DPAC. DPAC’s fiscal year end was changed to December 31 as a result of the merger. As required by SEC regulations, the newly combined companies will file pro forma financial statements reflecting the merger within 75 days.

About DPAC Technologies

Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC’s wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC web site, www.sec.gov.

About QuaTech

QuaTech, a wholly-owned subsidiary of DPAC, is an industry performance leader in device networking and connectivity solutions. Through design, manufacturing and support, QuaTech maintains the highest levels of reliability and performance. Satisfied customers include OEMs, VARs and System Integrators, as well as end-users in many industries, including banking, retail/POS, access control, building automation and security, and energy management. QuaTech is a leading supplier of data connectivity products to financial institutions, serving five of the top 10 U.S. banks. Founded in 1983 and headquartered in Hudson, Ohio, QuaTech sells and supports its solutions both directly and through a global network of resellers and distributors. www.quatech.com

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words or any connection with any discussion of future events or circumstances or of management’s current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

Contact:

DPAC Technologies Corp.

Stephen Vukadinovich, Chief Financial Officer

714-898-0007

Stephen.Vukadinovich@dpactech.com

or

Steve Runkel, Chief Executive Officer

330-655-9000

Steve.Runkel@Quatech.com